Below, repeated in full, is an update announcement released by VAALCO Energy Inc. (“VAALCO”) in connection with the proposed arrangement between the Company and VAALCO.

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

VAALCO ANNOUNCES BOARD APPROVED SHARE BUY-BACK POST CLOSING AND PROVIDES UPDATE ON TRANSFORMATIONAL TRANSACTION

HOUSTON, TEXAS, CALGARY, ALBERTA, August 8, 2022 - VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) ("VAALCO") and TransGlobe Energy Corporation (TSX: TGL; NASDAQ: TGA; AIM: TGL) ("TransGlobe") (VAALCO and TransGlobe together, the "Combined Company"), announces that VAALCO’s Board has approved a share buy-back program of up to US$30 million, equivalent to up to US$0.27/share(1), to be commenced promptly subject to completion of the proposed combination (the “Transaction”) of VAALCO and TransGlobe taking place.

The proposed share buy-back is in addition to the previously announced post-closing targeted dividend of US$28 million for 2023, or US$0.25/share annually. The dividend is to be paid quarterly, with the first payment to be made in the first quarter post completion.

VAALCO has posted an updated presentation on its website, providing updated and supplemental information on the Transaction announced on July 14, 2022. Additionally, VAALCO’s presentation is accompanied by a podcast hosted by VAALCO’s Chief Executive Officer, George Maxwell, and Chief Financial Officer, Ron Bain. This podcast will be uploaded to VAALCO’s website in the Investor Relations tab under News and Events.

TransGlobe has also posted an updated presentation on its website, providing updated and supplemental information on the Transaction announced on July 14, 2022. Additionally, TransGlobe’s Chairman, David Cook, and Chief Executive Officer, Randy Neely, alongside VAALCO Chief Executive Officer, George Maxwell, will also be hosting a webcast for TransGlobe shareholders on August 10, 2022. Joining instructions for the webcast are provided below.

George Maxwell, VAALCO’s Chief Executive Officer commented, “I am pleased that VAALCO’s Board has approved a share buy-back program of up to US$30 million (equivalent to up to US$0.27/share(1)) that will come into effect subject to the combination transaction being completed. We believe this further enhances the value of the transaction to both sets of shareholders and demonstrates the strength of the cash flows that we expect the Combined Company to generate. The proposed share buy-back is in addition to the US$28 million (or US$0.25/ share) annually that we have targeted as shareholder dividends, payable on a quarterly basis, following the transaction closing. By combining these two companies we are able to build scale, a stronger balance sheet and a more material and diversified baseline of production. This should allow us to generate meaningful cash flow to fund increased shareholder dividends, share buy-backs and potential supplemental shareholder returns at a rate that would not be achievable by either of VAALCO or TransGlobe on a standalone basis. We also believe that the enhanced scale and profile of the Combined Company is deserving of improved valuation multiples. We believe that a potential increase in the valuation of the Combined Company coupled with up to an equivalent of $0.52 cents per diluted share, in post-closing dividends and share buy-backs(1), presents a clear and compelling value proposition for this transaction.”

“There is significant inherent value within the Combined Company’s portfolio, with a large reserve base, substantial upside potential across the enlarged resource base, and strong production, with mid-point guidance of 18.4 thousand barrels of oil equivalent per day (“mboe/d”) for 2022 and preliminary outlook of 19.5 mboe/d in 2023. The enlarged production profile of the Combined Company will support enhanced cash flow and shareholder returns going forward and, assuming the Brent oil price is within a range of approximately US$90 to US$120/bbl in 2023, the Combined Company could generate Adjusted EBITDA(2) of between US$350 and US$505 million. This is a substantial increase in Adjusted EBITDA compared to the US$190 to $230 million VAALCO standalone estimate for 2022, using the same pricing assumptions for the remainder of 2022.”

“We plan to continue to hedge to protect cash flow for our shareholder returns program and capital investment plans and allow upside participation. In July 2022, we added costless collars for the fourth quarter of 2022 covering 326 thousand barrels of oil production. This hedge provides downside protection if the price were to fall below $70 per barrel and allows us to benefit on the upside up to $122 per barrel. We feel this is a great way to protect our cash flows and we will look to opportunistically add hedges like this moving forward.”

“Additionally, we have identified numerous synergies that the Combined Company can capture to unlock additional value. We plan to capture synergies which include delisting TransGlobe from AIM, the TSX and the Nasdaq exchanges, reducing overall Board and executive positions, consolidating advisors, as well as back-office and supply chain led contracting efficiencies that can total up to US$30 to US$50 million over the next seven years. This would meaningfully improve our margins and enhance our future cash flow generation which would not be possible as standalone companies.”

“We are proceeding with the preparation of the proxy materials to provide more information to both our shareholders and for TransGlobe shareholders, but we wanted to give additional details now to further demonstrate how this transaction benefits both sets of shareholders as detailed in the updated presentation. We are excited for the future of the Combined Company and believe that it provides the opportunity to expand on our commitment of returning value to shareholders, while also growing value in the underlying business at a rate that neither VAALCO or TransGlobe can provide on a standalone basis.”

David Cook, Chairman of TransGlobe Energy commented, “The combination of TransGlobe and VAALCO is a great fit. Our Board is confident that the integrated business and portfolio will significantly strengthen the Combined Company creating a world-class African-focused E&P with a higher quality inventory of diverse growth options. This creates and underpins a robust balance sheet to accelerate sustainable, enhanced shareholder returns. This is demonstrated by the announcement to initiate both a dividend and buyback upon completion."

“The Combined Company will also benefit from a strengthened, joint TransGlobe and VAALCO Board providing continuity of stewardship as it delivers the very material new business. The combined entity will be a greatly beneficial next step for both businesses and our shareholders. We are now proceeding with preparing our proxy materials for shareholders as we work towards delivering a successful combination.”

TransGlobe Webcast Details

TransGlobe’s Chairman, David Cook, and Chief Executive Officer, Randy Neely, alongside VAALCO Chief Executive Officer, George Maxwell, will host a live webcast at 4:00pm (BST) / 9.00am (MDT) on August 10, 2022 via the Investor Meet Company platform.

To join the webcast, investors must register with Investor Meet Company in advance and add to meet TransGlobe Energy Corporation via:

https://www.investormeetcompany.com/transglobe-energy-corporation/register-investor

Investors who already follow TransGlobe Energy Corporation on the Investor Meet Company platform will automatically be invited.

Questions can be submitted pre-event via your Investor Meet Company dashboard up until 4:00pm (BST) / 9:00 am (MDT) the day before the webcast or at any time during the live webcast.

If you are in the UK, you should only access the podcast or webcast if you are: (i) a ‘qualified investor’ within the meaning of section 86 (7) of FSMA purchasing as principal or in circumstances under section 86 (2) of FSMA; and (ii) have professional experience in matters relating to investments and who fall within the category of persons set out in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Order”) or are high net worth companies within the meaning set out in Article 49 of the Order; or (iii) are otherwise permitted to access the podcast or webcast.

Enquiries:

VAALCO Investor Contact
Al Petrie Chris Delange	+1 713 543 3422

VAALCO Financial Advisor
Stifel, Nicolaus & Company, Incorporated Callum Stewart Simon Mensley	+44 20 7710 7600

VAALCO Financial PR
Buchanan Ben Romney Jon Krinks Chris Judd	+44 20 7466 5000	VAALCO@buchanan.uk.com

TransGlobe Investor Contact
Randy Neely (CEO) Eddie Ok (VP and CFO)	+1 403 264 9888	investor.relations@trans-globe.com

TransGlobe Financial Advisor
Evercore Partners International LLP David Waring Aditya Lohia Andrew MacNiven	+44 20 7653 6000

TransGlobe Nomad & Broker
Canaccord Genuity Limited Henry Fitzgerald-O’Connor Gordon Hamilton	+44 20 7523 8000

TransGlobe Investor Relations
Tailwind Associates Darren Engels	+1 403 618 8035

TransGlobe Financial PR
Camarco Billy Clegg Georgia Edmonds Emily Hall	+4420 3757 4986	TransGlobe@camarco.co.uk

Endnotes

(1)

The buy-back program is subject to completion of the Transaction and is expected to commence promptly post completion of the Transaction. Prior to the start of the buy-back program, VAALCO will disclose details of, among other things, the maximum consideration, the maximum number of shares to be acquired and the duration of the period for which authorization for the program has been given. The equivalent per share value of the buy-back is calculated as the maximum value of buy-back program, being US$30 million, divided by the enlarged share capital of the Combined Company of approximately 108 million shares based on each company’s vested and outstanding share capital as at the date of the arrangement agreement.

(2)

Earnings before interest, tax, depreciation and amortization, adjusted to reflect the impact of hedging but before non-cash or unusual items, such as depletion and non-cash income and expenses. Adjusted EBITDA also assumes the Combined Company benefits from certain anticipated cost synergies in 2023.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

VAALCO is an established operator within the region, holding a 63.6% participating interest in the Etame Marin block, located offshore Gabon, which to date has produced over 126 million barrels of crude oil and of which VAALCO is the operator.

About TransGlobe

TransGlobe Energy Corporation is a cash flow-focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

Important Information About the Transaction and Where to Find It

In connection with the Transaction, VAALCO intends to file preliminary and definitive proxy statements with the SEC.  The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of VAALCO as of the record date established for voting on the Transaction and will contain important information about the Transaction and related matters.  Stockholders of VAALCO and other interested persons are advised to read, when available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO’s common stock in connection with the Transaction because the proxy statement will contain important information about VAALCO, TransGlobe and the Transaction.  When available, the definitive proxy statement will be mailed to VAALCO’s stockholders as of a record date to be established for voting on the Transaction.  Stockholders will also be able to obtain, without charge, copies of (i) the proxy statement, once available, (ii) the other filings with the SEC that have been incorporated by reference into the proxy statement and (iii) other filings containing information about VAALCO, TransGlobe and the Transaction, at the SEC’s website at www.sec.gov or by directing a request to: VAALCO, 9800 Richmond Avenue, Suite 700, Houston, TX 77042 , Attention: Secretary, telephone: +1 713-623-0801

Certain Canadian Regulatory Matters

In connection with the Transaction, TransGlobe has filed a copy of the arrangement agreement dated July 13, 2022 amongst VAALCO, TransGlobe and VAALCO Energy Canada ULC on its profile on SEDAR (www.sedar.com).  Further, TransGlobe intends on mailing to its shareholders a management information circular and other relevant documents as of the record date established for voting on the Transaction, which will contain important information about the Transaction and related matters. Shareholders of TransGlobe are advised to read, when available, the management information circular in connection with TransGlobe’s solicitation of proxies for the meeting of TransGlobe shareholders to approve the Transaction.  When finalized, the management information circular will be mailed to TransGlobe shareholders as of a record date to be established for voting on the Transaction.  TransGlobe shareholders will also be able to obtain copies of the management information circular on TransGlobe's SEDAR profile (www.sedar.com).

Participants in the Transaction Solicitation

VAALCO, TransGlobe and their respective directors and executive officers may be deemed participants in the solicitation of proxies from VAALCO’s stockholders in connection with the Transaction.  VAALCO’s stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of VAALCO in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022, its proxy statement relating to its 2022 Annual Meeting of Stockholders filed with the SEC on April 22, 2022 and other relevant materials filed with the SEC when they become available; and (ii) regarding TransGlobe’s directors and officers in TransGlobe’s 2021 Annual Information Form, which is attached as Exhibit 99.1 to Form 40-F, filed with the SEC on March 17, 2022 and other relevant materials filed with the SEC when they become available.  Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to VAALCO’s stockholders in connection with the Transaction will be set forth in the proxy statement for the Transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Transaction will be included in the proxy statement that VAALCO intends to file with the SEC.

Forward-Looking Statements

This announcement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan,” “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.  Forward-looking statements in this announcement include, but are not limited to, statements relating to (i) the Transaction and its expected terms, timing and closing, including receipt of required approvals, if any, satisfaction of other customary closing conditions and expected changes and appointments to the executive team and board of directors; (ii) estimates of pro forma reserves and future drilling, production and sales of crude oil and natural gas; (iii) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (iv) expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the Transaction into VAALCO’s operations; (v) expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom; (vi) expectations regarding future investments or divestitures; (vii) expectations of future dividends and returns to stockholders including share buy-backs; (viii) expectations of future balance sheet strength and credit ratings including pro forma financial metrics; (ix) expectations of future equity and enterprise value; (x) expectations regarding the listing of VAALCO’s common stock on the NYSE and LSE and de-listing of TransGlobe’s shares from Nasdaq, the TSX and AIM; (xi) expectations regarding the percentage share of the combined company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders; (xii) expectations of future plans, priorities and focus and benefits of the proposed arrangement and the Combined Company; (xiii) the Combined Company’s environmental, social and governance related focus and commitments, and the anticipated benefits to be derived therefrom; (xiv) terms of hedging contracts; and (xv) expectations relating to resource potential and the potential to add reserves.  Additionally statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future. Forward looking statements regarding the percentage share of the Combined Company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders have been calculated based on each company’s vested outstanding shares as of the date of the Arrangement Agreement.

Dividends of VAALCO beyond the third quarter of 2022 have not yet been approved or declared by the board of directors of VAALCO. VAALCO management’s expectations with respect to future dividends, annualized dividends or other returns to stockholders, including share buy-backs, are forward-looking statements. Investors are cautioned that such statements with respect to future dividends and share buy-backs are non-binding. The declaration and payment of future dividends or the terms of any share buy-backs remain at the discretion of the board of directors of VAALCO and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the board of directors of VAALCO. The board of directors of VAALCO reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the board of directors of VAALCO may revise or terminate the payment level at any time without prior notice.

Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to obtain stockholder, shareholder, court and regulatory approvals, if any, in connection with the Transaction; the ability to complete the Transaction on anticipated terms and timetable; the possibility that various closing conditions for the Transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of VAALCO or TransGlobe; the tax treatment of the Transaction in the United States and Canada; declines in oil or natural gas prices; the level of success in exploration, development and production activities; adverse weather conditions that may negatively impact development or production activities; the timing and costs of exploration and development expenditures; inaccuracies of reserve estimates or assumptions underlying them; revisions to reserve estimates as a result of changes in commodity prices; impacts to financial statements as a result of impairment write-downs; the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations and cash requirements; the ability to attract capital or obtain debt financing arrangements; currency exchange rates and regulations; actions by joint venture co-owners; hedging decisions, including whether or not to enter into derivative financial instruments; international, federal and state initiatives relating to the regulation of hydraulic fracturing; failure of assets to yield oil or gas in commercially viable quantities; uninsured or underinsured losses resulting from oil and gas operations; inability to access oil and gas markets due to market conditions or operational impediments; the impact and costs of compliance with laws and regulations governing oil and gas operations; the ability to replace oil and natural gas reserves; any loss of senior management or technical personnel; competition in the oil and gas industry; the risk that the Transaction may not increase VAALCO’s relevance to investors in the international E&P industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders; and other risks described (i) under the caption “Risk Factors” in VAALCO’s 2021 Annual Report on Form 10-K filed with the SEC on March 11, 2022; and (ii) in TransGlobe’s 2021 Annual Report on Form 40-F, filed with the SEC on March 17, 2022 or TransGlobe's annual information form for the year ended December 31, 2021 dated March 17, 2022. Neither VAALCO nor TransGlobe is affirming or adopting any statements or reports attributed to the other (including oil and gas reserves information) in this announcement or made by the other outside of this announcement. More information on potential factors that could affect VAALCO’s or TransGlobe’s financial results will be included in the preliminary and the definitive proxy statements that VAALCO intends to file with the SEC in connection with VAALCO’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the issuance of shares of VAALCO common stock in connection with the Transaction. There may be additional risks that neither VAALCO nor TransGlobe presently knows, or that VAALCO or TransGlobe currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements.  In addition, forward-looking statements reflect VAALCO’s and TransGlobe’s expectations, plans or forecasts of future events and views as of the date of this announcement. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Certain Assumptions Relating to Forward Looking Statements

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect.  Although TransGlobe and VAALCO believe the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because TransGlobe and VAALCO can give no assurance that such expectations will prove to be correct.  Many factors could cause actual results to differ materially from those expressed or implied in any forward-looking statements contained herein.

In addition to other factors and assumptions which may be identified in this announcement, assumptions have been made regarding, among other things, anticipated production volumes; the timing of receipt of regulatory and shareholder approvals for the arrangement; the ability of the combined business to realize the anticipated benefits of the arrangement; ability to effectively integrate assets and property as a result of the arrangement; ability to obtain qualified staff and equipment in a timely and cost-efficient manner; regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which TransGlobe and VAALCO conducts and the combined business will conduct its business; future capital expenditures; future sources of funding for capital programs; current commodity prices and royalty regimes; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of operation and infrastructure; recoverability of reserves and future production rates; the combined business will have sufficient cash flow, debt and equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; results of operations will be consistent with expectations; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect; the estimates of reserves and resource volumes and the assumptions related thereto are accurate in all material respects; and other matters.

No Offer or Solicitation

This announcement shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Transaction.  This announcement is for information purposes only and shall not constitute a recommendation to participate in the Transaction or to purchase any securities.  This announcement does not constitute an offer to sell or issue, or the solicitation of an offer to buy, acquire or subscribe for any securities in any jurisdiction, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or by means of a prospectus approved by the Financial Conduct Authority, or an exemption therefrom.

Use of Projected Financial Information

This announcement contains projected financial information with respect to VAALCO and TransGlobe, namely Adjusted EBITDA and expected production. Such projected financial information constitutes forward-looking information, and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” paragraph above. Actual results may differ materially from the results contemplated by the projected financial information contained in this announcement, and the inclusion of such information in this announcement should not be regarded as a representation by any person that the results reflected in such projections will be achieved. The independent auditors and the independent registered public accounting firms of VAALCO and TransGlobe have not audited, reviewed, compiled or performed any procedures with respect to the projected financial information for the purpose of their inclusion in this announcement, and accordingly, none of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this announcement. No undertaking is made to update any projected financial information, except as required by applicable law.

Use of Non-GAAP and Other Financial Measures

Some of the financial information and data contained in this announcement, such as Adjusted EBITDA, has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”) or with the International Standards of Financial Reporting (“IFRS”). VAALCO and TransGlobe believe these non-GAAP, non-IFRS, or other financial measures of financial results, respectively, provide useful information to management and investors regarding certain financial and business trends relating to each of VAALCO’s and TransGlobe’s financial condition and results of operations. VAALCO and TransGlobe believe that the use of these non-GAAP, non-IFRS, or other financial measures, respectively, provides an additional tool for investors to use in evaluating projected operating results and trends in and in comparing each of VAALCO’s and TransGlobe’s financial measures with other similar companies, many of which present similar non-GAAP, non-IFRS, or other financial measures to investors. Each of VAALCO’s and TransGlobe’s management does not consider these non-GAAP, non-IFRS, or other financial measures, respectively, in isolation or as an alternative to financial measures determined in accordance with GAAP or IFRS, as the case may be. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP or IFRS to be recorded in VAALCO’s and TransGlobe’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these financial measures. In order to compensate for these limitations, Each of VAALCO’s and TransGlobe’s management presents non-GAAP financial or other financial measures in connection with GAAP or IFRS results.

Oil and Gas Advisories Relating to TransGlobe

BOEs may be misleading, particularly if used in isolation.  A BOE conversation ratio of six thousand cubic feet of natural gas to one barrel of oil equivalent (6 MCF: 1 Bbl) is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.  Given that the value ratio based on the current price of crude oil as compared to natural gas is significantly different from the energy equivalency of 6:1, utilizing a conversion on a 6:1 basis may be misleading as an indication of value.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse which is part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR. The person responsible for arranging the release of this announcement on behalf of VAALCO is Michael Silver, Corporate Secretary of VAALCO and on behalf of TransGlobe is Eddie Ok, Corporate Secretary of TransGlobe.

Evercore Partners International LLP ("Evercore"), acts as financial adviser to TransGlobe. Evercore acts solely for TransGlobe, and will not be responsible to anyone other than TransGlobe for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Evercore has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Evercore as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.

Stifel, Nicolaus & Company, Incorporated ("Stifel"), acts as financial adviser to VAALCO. Stifel acts solely for VAALCO, and will not be responsible to anyone other than VAALCO for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Stifel has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Stifel as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.

Canaccord Genuity Limited ("Canaccord"), a member firm of the LSE, is authorised and regulated by the FCA and acts as nominated adviser and broker to TransGlobe. Canaccord acts solely for TransGlobe, and will not be responsible to anyone other than TransGlobe for providing the protections afforded to its customers or for advising any other person in relation to the contents of this announcement or on any transaction or arrangement referred to in this announcement. Canaccord’s responsibilities as TransGlobe’s nominated adviser under the AIM Rules for Companies and the AIM Rules for Nominated Advisers are owed solely to the LSE and are not owed to TransGlobe. Canaccord has not authorised the contents of this announcement (or any part of it) and no representation or warranty (express or implied) is made, or liability accepted, by Canaccord as to any of the contents of this announcement without prejudice to any liability for, or remedy in respect of, fraudulent misrepresentation.